UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2006

SOLAR  ENERTECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-120926	98-0434357
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1600 Adams Drive
Menlo Park, CA 94025
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (650) 688-5800

Safer Residence Corporation
Unit #64044 – 528B Clarke Road
Coquitlam, British Columbia,
Canada V3J 7V6
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)

Item 8.01 Other Events

The Company completed a report on Form 8-K on dated May 15, 2006 in which it indicated that, concurrent with their appointment, Mr. Leo Shi Young and Mr. Fang Xie (directors of the Company) had acquired an option to purchase a total of 37.5 million shares of common stock of the Company (36 million and 1.5 million respectively) from the former President of the Company, Jean Blanchard for nominal consideration.

The Company’s President, Mr. Leo Young, has exercised his option to acquire 10,750,000 of the 36,000,000 million shares of common stock which were optioned to him by Jean Blanchard.

Of these 10,750,000 shares, he has transferred, for no consideration and as a gift, a total of 5,750,000 shares of common stock. These 5,750,000 shares of common stock are held by employees of the Company in Shanghai, China.

Mr. Leo Young has retained 5,000,000 shares of common stock which he acquired from Jean Blanchard.

The acquisition of the shares of common stock by Mr. Leo Young is a non-public “sale” of securities which, for the purposes of Rule 144, is a transfer of “restricted securities”. As a result, both the 5,000,000 shares held by Mr. Young and the 5,750,000 shares held by Company employees are subject to Rule 144 and the seasoning period (the resale period before which any shares can be sold) commences on the date of their last transfer.

With the acquisition of the 5,000,000 shares, Mr. Young is now a greater than 5% holder of the Company’s common shares as well as being a Director of the Company and its President.

Item 9.01

Financial statements for the Registrant are separately filed under Forms 10KSB and Forms 10QSB and can be found on the SEC’s EDGAR website at www.sec.gov.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2006	SOLAR ENERTECH CORP.

	By:	/s/ Leo Shi Young
Leo Shi Young
President